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                                                                    EXHIBIT 99.1



                                            Contact:  Daniel Garrison
                                                      Assistant to the President
                                                      UICI
NEWS RELEASE                                          4001 McEwen, Suite 200
                                                      Dallas, Texas 75244
                                                      Phone: (972) 392-6700

(For Immediate Release)

UICI ANNOUNCES HOLDINGS OF WORLDCOM INC. SECURITIES

UICI CONFIRMS TERMINATION OF SERVICES AGREEMENT WITH HEALTHAXIS, INC.

DALLAS, TX, June 28, 2002---- In the wake of announced accounting irregularities at WorldCom Inc., UICI (the "Company" NYSE: UCI) today announced that its insurance company subsidiaries hold an aggregate of $7.525 million principal amount of WorldCom bonds (with a carrying value on the Company's books of $7.3 million), of which $4.0 million principal amount matures in 2005 and $3.525 million principal amount matures in 2031. In accordance with Financial Accounting Standards Board Statement No. 115, the Company is currently in the process of evaluating the magnitude of the other-than-temporary decline in fair value of the WorldCom bonds. The amount of such decline will be reflected as a realized loss and charged to income in the quarter ending June 30, 2002.

         Separately, the Company confirmed that, effective June 15, 2002, UICI and Healthaxis, Inc. terminated an Information Technology Services Agreement, pursuant to which Healthaxis provided information systems and software development services (including administration of the Company's computer data center) to the Company and its insurance company affiliates at Healthaxis's cost of such services (including direct costs of Healthaxis's personnel dedicated to providing services to the Company plus a portion of Healthaxis's overhead costs) plus a 10% mark-up. The Services Agreement was otherwise scheduled to expire by its terms in January 2005. As part of the termination arrangement, UICI made a one-time payment to Healthaxis in the amount of $6.5 million and tendered 500,000 shares of Healthaxis common stock to Healthaxis. Substantially all of the Healthaxis technical personnel formerly supporting UICI under the Services Agreement transferred to UICI on June 17, 2002. Following the transaction, UICI continues to hold approximately 45% of the issued and outstanding shares of Healthaxis.


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CORPORATE PROFILE:

UICI (headquartered in Dallas, Texas) through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company's dedicated agency field forces, UGA-Association Field Services and Cornerstone Marketing of America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets, and the Company's Senior Markets Division provides long-term care insurance and Medicare supplement insurance products to the senior age market. The Company's Academic Management Services Corp. unit (headquartered in Swansea, MA) seeks to provide financing solutions for college and graduate school students, their parents and the educational institutions they attend by marketing, originating, funding and servicing primarily federally guaranteed student loans and by providing student tuition installment payment plans. In 2002, UICI was added to the Standard & Poor's Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company's ability to negotiate favorable rates. Recently, large physician practice management companies have experienced extreme financial difficulties, including bankruptcy, which may subject the Company to increased credit risk related to provider groups and cause the Company to incur duplicative claims expense. In addition, the Company faces competitive pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

The Company's Academic Management Services Corp. business could be adversely affected by changes in the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder may adversely impact the education credit market. In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of


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federal financial assistance available with respect to loans made through the
U.S. Department of Education. Finally the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

UICI press releases and other company information are available at UICI's website located at www.uici.net.